EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 No. 333-242488 pertaining to the Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan and Rush Enterprises, Inc. Amended and Restated 2004 Employee Stock Purchase Plan,
2.	Form S-8 No. 333-219878 pertaining to the Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan,
3.	Form S-8 No. 333-198080 pertaining to the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan,
4.	Form S-8 No. 333-170732 pertaining to the Rush Enterprises, Inc. Deferred Compensation Plan,
5.	Form S-8 No. 333-138556 pertaining to the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan, and
6.	Form S-8 No. 333-275820 pertaining to the Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan and Rush Enterprises, Inc. Amended and Restated 2004 Employee Stock Purchase Plan.

of our reports dated February 23, 2024, with respect to the consolidated financial statements of Rush Enterprises, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Rush Enterprises, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Antonio, Texas

February 23, 2024